EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Institutional Financial Markets, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated March 5, 2008 and February 19, 2009, with respect to the December 31, 2008 and 2007 financial statements of Brigadier Capital LP and Brigadier Capital Master Fund, Ltd. both included in the Annual Report of Institutional Financial Markets, Inc. on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

February 11, 2011